Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com
FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Jason Shockley tel: +1 561.322.7235 jshockley@adt.com	Tim Perrott tel: +1 561.226.2983 tperrott@adt.com

ADT REPORTS THIRD QUARTER 2015 RESULTS
Drives strong revenues, increases gross additions, improves retention and lowers subscriber creation multiples
Launches commercial integration with Nest and new ADT Pulse app

“We delivered our sixth consecutive quarter of improving operational metrics and solid financial results” said Naren Gursahaney, ADT’s CEO. “Our plan called for reduced attrition, lower SAC, higher gross adds, and we are delivering on these key elements. We remain committed to investing in quality growth initiatives and aligning with the right partners to drive long term value for ADT.”

THIRD QUARTER 2015 FINANCIAL HIGHLIGHTS

•	GAAP: revenue of $898 million, net income of $75 million, diluted EPS of $0.44, operating cash flow of $424 million

•	Recurring revenue of $834 million, up 6.2% or 6.8% in constant currency(1)(2)

•	Pre-SAC EBITDA before special items of $560 million(1), up $16 million(2)

•	EBITDA before special items of $451 million(1), down $1 million vs. prior year

•	Diluted EPS before special items of $0.49(1) vs. $0.55(1) in prior year

•	Operating cash flow before special items of $435 million(1), up 6%(2)

•	Steady-state free cash flow before special items of $936 million(1), up $2 million over prior year
THIRD QUARTER 2015 BUSINESS HIGHLIGHTS

•	Increased gross additions to 262 thousand, up nearly 5% from prior year

•	Improved revenue attrition to 12.4%, a year-over-year improvement of 150 basis points

•	Improved unit attrition to 12.3%, a year-over-year improvement of 120 basis points

•	Increased new and resale revenue per user to $48.19, an increase of $1.15 or 2.4% over prior year

•	Reduced direct channel net SAC creation multiple excluding upgrades to 30.7x, a 0.4x improvement over prior year

•	Drove ADT Pulse take rates to 57%; Total interactive customers comprise 21% of the total customer base

•	Drove over a 15% increase in gross additions in ADT Business channel over prior year

•	Repurchased approximately $51 million in shares since last quarter

•	Announced an incremental 3 year, $1 billion share repurchase program
BOCA RATON, Fla. - July 29, 2015 - The ADT Corporation (NYSE: ADT) today reported its financial results for the third quarter of 2015. The Company reported total revenue of $898 million, an increase of 5.8%, or 6.2% in constant currency(1), compared to the third quarter of 2014. Recurring revenue, which made up approximately 93% of total revenue in the quarter, was $834 million, up 6.2% compared to the same period last year and up 6.8% in constant currency(1). Recurring revenue growth in the quarter was driven by an increase in ADT's new and resale revenue per user, which rose 2.4% over last year to $48.19, the addition of Reliance Protectron Inc. ("Protectron"), strong revenue growth by ADT Business and improved customer retention. Revenue attrition for the quarter improved to 12.4%, an improvement of 10 basis points sequentially and 150 basis points year-over-year. Unit attrition for residential and business improved 20 basis points sequentially, and 120 basis points from last year, ending at 12.3% for the quarter. ADT closed the quarter with 6.6 million customer accounts, a 4.9% increase over last year. Pre-SAC EBITDA before special items increased by $16 million to $560 million(1), a 2.9% increase over the prior year, and pre-SAC EBITDA margin before special items was 66.0%(1). EBITDA before special items decreased by $1 million to $451 million(1), while EBITDA margin before special items was 50.2%(1) for the quarter. EBITDA before special items includes the impact of approximately $6.3 million pre-tax related to the previously disclosed change in the way the Company accounts for dealer payments for leads generated through its marketing efficiency program.
The Company reported diluted earnings per share of $0.44 versus $0.47 in the prior year. Excluding special items, diluted earnings per share was $0.49(1) versus $0.55(1) in the prior year. The diluted earnings per share of $0.49 also includes the quarterly impact of approximately $0.02 per share related to the previously mentioned marketing efficiency program. Using the Company's cash tax rate, diluted earnings per share before special items was $0.68(1).
Steady-state free cash flow before special items grew to $936 million(1) this quarter, $2 million above prior year. Operating cash flow was $424 million, up 4% from $408 million last year. Excluding special items, operating cash flow was $435 million(1), a $25 million increase over prior year. Free cash flow before special items was $99 million(1) in the quarter, up $1 million when compared to the same period last year, despite an increase in gross subscriber additions of approximately 5%.

"I'm pleased with the progress we're making and the encouraging trends we see developing creating opportunities for profitable growth in the future," said Naren Gursahaney, ADT's chief executive officer.  "Gross adds were up versus prior year, revenue growth is strong, and we're continuing to improve the efficiency of adding new customers.  Our primary focus continues to be on enhancing the customer experience, and our efforts are paying off as we again improved revenue and unit attrition.  We're investing to capitalize on growth opportunities by launching new products and services, building capabilities to participate in new market segments, and establishing exciting new partnerships.  This quarter we announced a new partnership with Nest Labs, expanding our Pulse ecosystem and giving our Pulse customers the security they need along with the smart home technologies they desire, all powered by our newly released ADT Pulse mobile app.  And, earlier this month, our Board authorized an incremental 3 year, $1 billion share repurchase program, reinforcing our confidence in future cash generation and in our long term strategy."
PROGRESS ON 2015 PRIORITIES: DELIVERING ON GROWTH INITIATIVES

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Improving customer retention - The Company continued to improve attrition, including reducing the percentage of voluntary and lost to competition disconnects compared to last year. Revenue attrition in the quarter improved to 12.4% -- a 10 basis point improvement sequentially and 150 basis points below prior year, and unit attrition in our residential and business channel was 12.3% -- a 20 basis point improvement sequentially and 120 basis points below the same period last year.

◦	Tenure screening and non-pay initiatives continue to deliver improvements in non-pay disconnects. Company screened out approximately 4,000 lower quality potential customers in the quarter.

◦	Stronger resale efforts have led to a 30% improvement in resales over the prior year.

◦
Driving increases in ADT Pulse - Pulse customers grew to 1.4 million in the quarter and total interactive customers now make up 21% of ADT's customer base. In our residential direct channel, over 75% of new customers purchased a Pulse system resulting in approximately 140,000 Pulse customer additions in the quarter along with upgrades of almost 30,000 existing customers to Pulse, including selected current 2G customers in-line for conversion to 3G. Pulse drives higher RPU and delivers a better customer experience, resulting in stronger retention characteristics. In particular, Pulse customers choosing Automation tiers have nearly 40% better attrition on a cumulative basis after 36 months, and a significantly higher resale rate when compared to non-Pulse customers.

◦	Enhancing customer experience

▪
New Pulse app: The Company released its new Pulse app, enhancing the mobile experience for Pulse customers. The new Pulse app, available for free through the Apple App Store or Google Play, is an intuitive and contemporary experience that makes managing home automation and security more effective - especially for on-the-go lifestyles. In addition, ADT’s changes to the Pulse app reflect the Company's open API strategy for further integration with best-in-class third-party solutions, such as Nest, and to equip consumers with a smart and secure home platform that will evolve to meet their changing needs.

▪
New product integration: ADT announced that it has rolled out its integration with Nest Labs. The Nest Learning ThermostatTM is now supported by ADT Pulse® - the first such commercial integration by a North American home security & automation provider - and is available now for current ADT customers in Atlanta, Chicago, Denver and Miami. A nationwide rollout of the Nest thermostat is planned by the end of the year.

▪
Improving service levels: The Company continued to invest in customer care and service personnel in order to reduce the time required for service and repair. The average time for repair has improved 30% compared to last year.

•
Quality gross add growth driven by multi channel approach - In-line with efforts to drive stronger, high-quality gross adds in both the direct and dealer channels, the Company delivered a 4.8% increase in gross customer additions over the prior year despite implementing tenure screening in its direct channel.

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Strong telesales and solid close rates helped increase gross adds in the direct channel by 4% over the prior year. Telesales increased 12% and self-generated sales increased by 14%. Demand for ADT Pulse continued to increase, resulting in a 63% take rate when considering both new and resale Pulse customers in the residential direct channel.

•
The dealer channel continued to deliver new customer growth as its production increased more than 6% year-over-year, driven by higher production from existing dealers, the inclusion of Protectron's dealer channel, and new dealers that have joined ADT. Pulse demand in the dealer channel continued to rise, as evidenced by a 54% Pulse take rate, up from 43% in the same period last year.

•	Business channel gains traction in small business and making progress in commercial expansion activities - The Company is executing on growth initiatives in the small business and commercial market.

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Included in the total Company growth, the small business channel is driving strong year-over-year organic growth with gross additions up nearly 14%, while new and resale revenue per user increased by 5% over last year in the US. Following the expiration of a prior non-compete agreement, the Company has increased sales coverage which is contributing to the accelerated growth. Strong sales of hosted video and a year-over-year increase in Pulse sales also contributed to this success.

•
The Company continues to build its commercial presence by adding to its sales force and expanding its product line and capabilities. Commercial gross adds increased by 34% and total revenues increased by 74% from the second quarter, while adding a strong backlog for the coming period.

•	Health channel accelerates growth driven by several key initiatives - The Company implemented several growth initiatives to reposition the health channel for future success.

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ADT's health channel has undergone several changes since the start of fiscal 2015, including the launch of a health-specific advertising campaign and the new, on-the-go mobile PERS product, which is offered through several retailers and ADT.com. Gross additions in the quarter grew nearly 29% and new customer RPU increased 10% when compared to the same period last year, much of this driven by the new mPERS product, which made up over one-third of gross additions after its mid-February launch.

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Progress on efforts to serve new non-traditional market segments - ADT previously announced its alliance with LG Electronics to deliver a new all-in-one security product and service for the North American "DIY" market. The new product, scheduled to be launched later this year and targeted at a market segment outside of ADT's traditional business, will be manufactured by LG and "secured by ADT".

"The third quarter was further evidence of continued improvement in our core operations, while strategically positioning ADT for a bright and profitable future through targeted growth investments," said Michael Geltzeiler, ADT's chief financial officer. "We are delivering upon the commitments we outlined earlier in the year and at our recent investor day meeting, driving increases in gross adds, improving our operating metrics and investing in growth initiatives in commercial, customer experience, and the DIY market. Overall, we drove 5% gross add growth year-over-year, reduced attrition and lowered our direct SAC creation multiple net of upgrades, while generating higher levels of operating cash flow. We continue to improve our subscriber acquisition costs, driving net SAC in our direct channel lower on a sequential basis despite increased Pulse take rates. EBITDA before special items(1) was nearly flat with last year largely driven by the negative impact of the marketing efficiency program and increased maintenance and service costs targeted at improving customer service levels, as well as the investments we are making in growth initiatives such as commercial, our DIY offering and the new Pulse mobile app. Pre-SAC EBITDA before special items(1) grew 3% over last year. Free cash flow before special items(1)was modestly higher despite a 5% growth in customer additions. We also continued to invest in what we believe is the best investment in the security industry, by repurchasing approximately 1.3 million shares in the quarter."
PROGRESS ON 2015 PRIORITIES: DRIVING COST EFFICIENCIES

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Subscriber acquisition cost (SAC) / Creation multiple - Total net SAC creation multiple, excluding the impact of Pulse upgrades, was 30.7x, a year-over-year improvement of 0.3x. Direct net SAC, excluding the impact of Pulse upgrades, fell below $1,500 to $1,477, and the creation multiple was 30.7x, an improvement of 0.4x over the same period last year. The Company reduced net creation multiples by lowering installation costs and realizing higher RPU generated from new customers additions.

•
Total Company operating expenses before special items(3) were up 11.2% over last year driven primarily by the consolidation of Protectron and the expense recognition from the marketing efficiency program. Depreciation and amortization ("D&A") before special items(3) expenses rose 9.3% largely related to the consolidation of Protectron, transitioning a portion of our customer base to Pulse, and the implementation of certain infrastructure investments to separate from Tyco and improve our operating efficiency. Excluding Protectron and the impact of the marketing efficiency program, total operating expenses before special items(3) were up by 5.8% from last year, as the Company made additional investments in customer experience, expanding its commercial business and health channel, rolling out its new Pulse mobile app and developing a new all-in-one product targeted at the DIY market. Excluding Protectron, D&A before special items(3)rose by 5.8%.
PROGRESS ON 2015 PRIORITIES: CAPITAL STRUCTURE OPTIMIZATION

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Share repurchases - The Company repurchased 1.3 million shares of its common stock at an average price of $35.56 per share during the third quarter and completed an additional $6 million in share repurchases subsequent to the end of the quarter. Year-to-date, the Company has repurchased 5.6 million shares of its common stock at an average price of $33.53 per share. In July, the Company’s Board of Directors approved a new incremental share repurchase program authorizing the Company to purchase $1 billion of its common stock over the next 3 years, expiring in July 2018. The previous share repurchase authorization has $192 million remaining and expires on November 26, 2015.

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Debt/Capital Structure - Long-term debt totaled $5.2 billion at the end of the quarter, maintaining the Company's leverage ratio, based off of trailing twelve month EBITDA before special items at 2.9x(1) and 2.3x trailing twelve month pre-SAC EBITDA before special items(1). The Company's average cost of borrowing remained below 4% in the quarter.

•	Quarterly dividend - The Company paid a quarterly dividend of $0.21 per share on May 20th, an increase of 5% versus last year.
THIRD QUARTER 2015 RESULTS HIGHLIGHTS

($ in millions, except per share amounts)	Q3 2015	Q3 2014	Change	YTD 2015	YTD 2014	Change
Recurring revenue	$834	$785	6.2%	$2,488	$2,333	6.6%
Other revenue	$64	$64	—%	$187	$192	(2.6)%
Total revenue	$898	$849	5.8%	$2,675	$2,525	5.9%
EBITDA before special items(1)	$451	$452	(0.2)%	$1,348	$1,309	3.0%
EBITDA margin before special items(1)	50.2%	53.2%	-300 bps	50.4%	51.8%	-140 bps
Net income	$75	$82	(8.5)%	$215	$222	(3.2)%
Diluted earnings per share	$0.44	$0.47	(6.4)%	$1.24	$1.20	3.3%
Diluted earnings per share before special items(1)	$0.49	$0.55	(10.9)%	$1.46	$1.47	(0.7)%
Diluted weighted-average shares outstanding	172	175	(1.7)%	173	185	(6.5)%

(1) Reconciliations from GAAP to non-GAAP financial measures can be found in the attached tables.
(2) All variances are year-over-year unless otherwise noted.
(3)  Operating expenses in Q3 2015 include (i) $29 million from Protectron before special items, $10 million of which is depreciation and amortization, (ii) special items totaling $12 million, which is comprised of $8 million in cost to serve and $4 million in depreciation and amortization, and (iii) $6 million related to the marketing efficiency program discussed above; Q2 2015 operating expenses include $28 million from Protectron before special items, $8 million of which is depreciation and amortization, and special items totaling $21 million in cost to serve; Q3 2014 operating expenses include special items totaling $30 million, which is comprised of $29 million in cost to serve and $1million in separation costs.
CONFERENCE CALL AND WEBCAST
Management will discuss the Company's third quarter 2015 results during a conference call and webcast today beginning at 8:30 a.m. (ET). During the conference call and webcast management will refer to a slide presentation hosted on and accessible at http://investors.adt.com. Today's conference call for investors can be accessed in the following ways:

•	At the investor relations section of ADT's website: http://investors.adt.com

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By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (877) 276-8173, enter pass code 61613417 when prompted. The telephone dial-in number for participants outside the United States is (678) 562-4231, enter pass code 61613417 when prompted.

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An audio replay of the conference call will be available at 1:30 p.m. (ET) on July 29, 2015 and ending at 11:59 p.m. (ET) on August 5, 2015. The dial-in number for participants in the United States is (855) 859-2056, enter pass code 61613417 when prompted. For participants outside the United States, the replay dial-in number is (404) 537-3406, enter pass code 61613417 when prompted.

ABOUT ADT
The ADT Corporation (NYSE: ADT) is a leading provider of security and automation solutions for homes and businesses in the United States and Canada. ADT's broad and pioneering set of products and services, including ADT Pulse® interactive home and business solutions, and health services, meet a range of customer needs for today's active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to nearly seven million customers, and it employs approximately 17,500 people at 200 locations. More information is available at www.adt.com or by downloading the ADT IR app for iPhone, iPad and Android Devices.
From time to time, ADT may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://investors.adt.com. In addition, you may automatically receive email alerts and other information about ADT by enrolling your email by visiting the "Investor Relations" section at http://investors.adt.com.
NON-GAAP MEASURES
Revenue in constant currency, recurring revenue in constant currency, leverage ratio, earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margin, pre-SAC EBITDA, pre-SAC EBITDA margin, free cash flow (FCF), steady-state free cash flow (SSFCF), diluted earnings per share (EPS) and diluted EPS at cash tax rates, in each case "before special items," are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results.
Revenue and recurring revenue, each in constant currency, are useful measures because they provide transparency to the underlying performance in markets outside the United States by excluding the effect that foreign currency exchange rate fluctuations have on comparability. Revenue and recurring revenue in constant currency as presented herein may not be comparable to similarly titled measures reported by other companies. The difference between revenue (the most comparable GAAP measure), revenue in constant currency (non-GAAP measure) and recurring revenue in constant currency (the non-GAAP measure) is the exclusion of the impact of foreign currency exchange fluctuations. This is also the primary limitation of this measure, which is best addressed by using revenue and recurring revenue in constant currency in combination with GAAP revenue.
The leverage ratio may be presented as the ratio of EBITDA or Pre-SAC EBITDA before special items to total debt. The leverage ratio is a useful measure of the Company's credit position and progress towards leverage targets. Refer to the discussion on EBITDA and Pre-SAC EBITDA before special items for a description of the differences between the most comparable GAAP measure. The calculation is limited in that the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
EBITDA is a useful measure of the Company's success in acquiring, retaining and servicing our customer base and ability to generate and grow recurring revenue while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation and amortization expense. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure as well as the impact of non-cash charges related to capital investments.
Pre-SAC EBITDA is useful because it measures the Company's operational profits from its existing customer base by excluding certain revenue and expenses related to acquiring new customers. The difference between Net Income (the most comparable GAAP measure) and pre-SAC EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation expense, amortization expense, gross subscriber acquisition cost expenses and revenue associated with the sale of equipment. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure, the impact of non-cash charges related to capital investments and the impact of growing our subscriber base.
In addition, from time to time, the Company may present EBITDA and pre-SAC EBITDA before special items, which are the respective measures, adjusted to exclude the impact of the special items highlighted below. These numbers provide information to investors regarding the impact of certain items management believes are useful to identify, as described below. EBITDA and pre-SAC EBITDA may also be presented at constant currency. Constant currency presentation is useful because it provides transparency to the underlying performance in markets outside the U.S. by excluding the effect that foreign currency exchange rate fluctuations have on comparability.

There are material limitations to using EBITDA and pre-SAC EBITDA. EBITDA and pre-SAC EBITDA may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA and pre-SAC EBITDA do not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. Additionally, pre-SAC EBITDA does not take into account expenses related to acquiring new customers. When presented at constant currency, these measures exclude of the impact of foreign currency exchange fluctuations. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA and pre-SAC EBITDA in conjunction with net income as calculated in accordance with GAAP. The EBITDA and pre-SAC EBITDA discussion above is also applicable to the respective margin measures.
FCF is a useful measure of the Company's ability to repay debt, make other investments and return capital to shareholders through dividends and share repurchases. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through the network of authorized dealers. Bulk account purchases represent accounts acquired from third parties outside of the authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
SSFCF is a useful measure of pre-levered cash that is generated by the Company after the cost of replacing recurring revenue lost to attrition, but before the cost of new subscribers that drive recurring revenue growth. The difference between Net Income (the most comparable GAAP measure) and SSFCF (the non-GAAP measure) consists of the factors discussed above regarding pre-SAC EBITDA, on a quarter-to-date basis. Pre-SAC EBITDA is then annualized and adjusted for additional factors, described in the reconciliation below, required to maintain the steady-state. Certain components of these inputs are determined using trailing twelve month information or information from the most recent quarter.
In addition, from time to time the Company may present FCF and SSFCF before special items, which is FCF or SSFCF, adjusted to exclude the impact of the special items highlighted below. These numbers provide information to investors regarding the impact of certain items management believes are useful to identify, as described below.
The limitation associated with using FCF and SSFCF is that they adjust for certain items that are ultimately within management's and the Board of Directors' discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. FCF is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not reduced. This limitation is best addressed by using FCF and SSFCF in combination with other GAAP financial measures.
FCF and SSFCF as presented herein may not be comparable to similarly titled measures reported by other companies. These measures should be used in conjunction with other GAAP financial measures. Investors are urged to read the Company's financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measure.
Diluted EPS at cash tax rates is a useful measure of the Company's diluted earnings per share after considering the difference between the effective tax rate and cash tax rate. The difference between diluted EPS (the most comparable GAAP measure) and diluted EPS at cash tax rates (the non-GAAP measure) is the exclusion of the impact of income tax expense and the inclusion of the impact of income taxes paid, net of refunds. Adjusting for these items provides information on the impact of our net operating loss carryforwards on our diluted EPS.
The Company has presented its diluted EPS, diluted EPS at cash tax rates, EBITDA, EBITDA margin, pre-SAC EBITDA, pre-SAC EBITDA margin, FCF, SSFCF and other measures before special items. Special items include charges and gains related to acquisitions, restructurings, impairments, and other income or charges that may mask the underlying operating results and/or business trends of the Company. The Company utilizes these measures to assess overall operating performance, as well as to provide insight to management in evaluating overall operating plan execution and underlying market conditions. The Company may also present its effective tax rate as adjusted for special items for consistency. One or more of these measures may be used as components in the Company's incentive compensation plans. These measures are useful for investors because they may permit more meaningful comparisons of the Company's underlying operating results and business trends between periods. The difference between net income and diluted EPS before special items and net income and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. EBITDA, EBITDA margin, pre-SAC EBITDA and pre-SAC EBITDA margin before special items do not reflect any additional adjustments, other than taxes, that are not reflected in net income before special items. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease the Company's reported operating income, operating margin, net income and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character and impact of any increase or decrease on reported results.

The Company is not providing a quantitative reconciliation of our non-GAAP outlook to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP outlook, other than those described above, are difficult to predict and are primarily dependent on future uncertainties. The GAAP measures excluded from our non-GAAP outlook for which we do not prepare a reconcilable GAAP forecast include the factors described above for recurring revenue, pre-SAC EBITDA before special items, SSFCF before special items, and in each case at constant currency.
FORWARD-LOOKING STATEMENTS
Our reports, filings, and other public announcements may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release or report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.  Forward-looking statements can be identified by various words such as "expects," "intends," "will," "anticipates," "believes," "confident," "continue," "propose," "seeks," "could," "may," "should," "estimates," "forecasts," "might," "goals," "objectives," "targets," "planned," "projects," and similar expressions.  These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this press release or report.  Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the following:

•	competition in the markets we serve, including new entrants in these markets, and our ability to continue to execute a competitive, profitable pricing structure;

•	our ability to compete with new and existing competitors by developing or acquiring new technologies that achieve market acceptance and acceptable margins;

•	entry of potential competitors upon the expiration of non-competition agreements;

•	an increase in the rate of customer attrition, including impact to our depreciation and amortization expenses or impairment of assets related to our security monitoring services;

•	changes in the housing market and consumer discretionary income;

•	shifts in consumers' choice of, or telecommunication providers' support for, telecommunication services and equipment;

•	failure to maintain the security of our information and technology networks, including personally identifiable information;

•	interruption to our monitoring facilities;

•	volatility in the market price of our stock;

•	current and potential securities litigation;

•	failure to realize expected benefits from acquisitions and investments;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	potential loss of authorized dealers and affinity marketing relationships;

•	risks associated with acquiring and integrating customer accounts;

•	failure of our authorized dealers to mitigate certain risks;

•	increase in government regulation of telemarketing, e-mail marketing and other marketing upon cost and growth of our business;

•	unauthorized use of our brand name;

•	risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco International Ltd., our former parent company ("Tyco") and other third parties;

•	failure to enforce our intellectual property rights;

•	allegations that we have infringed the intellectual property rights of third parties;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	imposition by local governments of assessments, fines, penalties and limitations on either us or our customers for false alarms;

•	refusal to respond to calls from monitored security service companies, including us, by police departments in certain U.S. and Canadian jurisdictions;

•	our dependence on certain software technology that we license from third parties, and failure or interruption in products or services of third-party providers;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	interference with our customers' access to some of our products and services through the Internet by broadband service providers;

•	potential impairment of our deferred tax assets;

•	inability to hire and retain key personnel, including an effective sales force;

•	adverse developments in our relationship with our employees;

•	capital market conditions, including availability of funding sources;

•	changes in our credit ratings;

•	risks related to our increased indebtedness, including our ability to meet certain financial covenants in our debt instruments;

•	impact of any material adverse legal judgments, fines, penalties or settlements;

•	exposure to counterparty risk in our hedging agreements;

•	fluctuations in foreign currency exchange rates;

•	potential liabilities for legacy obligations relating to the separation from Tyco; and

•	failure to fully realize expected benefits from the separation from Tyco.
Given the risk factors and uncertainties that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements.  These risk factors should not be construed as exhaustive.  We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.  If one or more of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected.  Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements.  More detailed information about these and other factors is set forth in ADT's most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and in other subsequent filings with the U.S. Securities and Exchange Commission.

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended			For the Nine Months Ended
	June 26, 2015	June 27, 2014	% Change	June 26, 2015	June 27, 2014	% Change
Revenue	$898	$849	5.8%	$2,675	$2,525	5.9%
Cost of revenue	396	354	11.9%	1,176	1,072	9.7%
Selling, general and administrative expenses	334	307	8.8%	983	918	7.1%
Radio conversion costs	5	18	(72.2)%	47	27	74.1%
Separation costs	—	1	(100.0)%	—	10	(100.0)%
Operating income	163	169	(3.6)%	469	498	(5.8)%
Interest expense, net	(52)	(49)	6.1%	(153)	(142)	7.7%
Other income (expense)	1	(35)	N/M	4	(33)	(112.1)%
Income before income taxes	112	85	31.8%	320	323	(0.9)%
Income tax expense	(37)	(3)	N/M	(105)	(101)	4.0%
Net income	$75	$82	(8.5)%	$215	$222	(3.2)%

Net income per share:
Basic	$0.44	$0.47	(6.4)%	$1.25	$1.21	3.3%
Diluted	$0.44	$0.47	(6.4)%	$1.24	$1.20	3.3%
Weighted-average number of shares:
Basic	171	174	(1.7)%	172	184	(6.5)%
Diluted	172	175	(1.7)%	173	185	(6.5)%

Effective tax rate	33.0%	3.5%	2950 bps	32.8%	31.3%	150 bps
N/M - not meaningful

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	June 26, 2015	September 26, 2014
Assets
Current Assets:
Cash and cash equivalents	$69	$66
Accounts receivable trade, net	97	101
Inventories	73	76
Prepaid expenses and other current assets	49	55
Deferred income taxes	120	111
Total current assets	408	409
Property and equipment, net	275	265
Subscriber system assets, net	2,445	2,260
Goodwill	3,703	3,738
Intangible assets, net	3,027	3,120
Deferred subscriber acquisition costs, net	618	571
Other assets	225	186
Total Assets	$10,701	$10,549
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$5	$4
Accounts payable	179	208
Accrued and other current liabilities	238	260
Deferred revenue	241	236
Total current liabilities	663	708
Long-term debt	5,225	5,096
Deferred subscriber acquisition revenue	884	838
Deferred tax liabilities	742	651
Other liabilities	123	128
Total Liabilities	7,637	7,421
Total Equity	3,064	3,128
Total Liabilities and Equity	$10,701	$10,549

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Nine Months Ended
	June 26, 2015	June 27, 2014
Cash Flows from Operating Activities:
Net income	$215	$222
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	839	767
Amortization of deferred subscriber acquisition costs	105	98
Amortization of deferred subscriber acquisition revenue	(122)	(111)
Stock-based compensation expense	17	15
Deferred income taxes	96	102
Provision for losses on accounts receivable and inventory	46	33
Changes in operating assets and liabilities and other	(16)	39
Net cash provided by operating activities	1,180	1,165
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(408)	(362)
Subscriber system assets	(521)	(488)
Capital expenditures	(76)	(56)
Other investing	(42)	(7)
Net cash used in investing activities	(1,047)	(913)
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	30	14
Repurchases of common stock under approved program	(164)	(1,384)
Dividends paid	(107)	(97)
Proceeds from long-term borrowings	575	1,725
Repayment of long-term debt	(458)	(377)
Other financing	(5)	(21)
Net cash used in financing activities	(129)	(140)
Effect of currency translation on cash	(1)	—
Net increase in cash and cash equivalents	3	112
Cash and cash equivalents at beginning of period	66	138
Cash and cash equivalents at end of period	$69	$250

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations
(Unaudited)
Net Income Before Special Items

	For the Quarters Ended			For the Nine Months Ended
($ in millions)	June 26, 2015	March 27, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Net Income (GAAP)	$75	$68	$82	$215	$222
Restructuring and other, net(1)	3	1	6	6	15
Acquisition and integration costs(1)	1	—	2	1	2
Radio conversion costs(1)	5	12	11	32	17
Non-recurring separation costs(1)	—	—	1	—	7
Separation related other expense (income)(2)	(1)	(1)	34	(2)	35
Pre-separation and other discrete tax items	1	—	(39)	1	(26)
Net Income before special items	$84	$80	$97	$253	$272

(1)
Items have been presented net of tax of $3M for the quarter ended June 26, 2015, $8M for the quarter ended March 27, 2015, $10M for the quarter ended June 27, 2014, $20M for the nine months ended June 26, 2015 and $22M for the nine months ended June 27, 2014.

(2)	Relates to the 2012 Tax Sharing Agreement among Tyco, ADT and Pentair.
Diluted EPS Before Special Items

	For the Quarters Ended			For the Nine Months Ended
	June 26, 2015	March 27, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Diluted EPS (GAAP)	$0.44	$0.40	$0.47	$1.24	$1.20
Impact of special items(1)	0.05	0.07	0.08	0.22	0.27
Diluted EPS before special items	$0.49	$0.47	$0.55	$1.46	$1.47

(1)	Items have been presented net of tax where applicable.
Diluted EPS Before Special Items at Cash Tax Rates

	For the Quarters Ended			For the Nine Months Ended
	June 26, 2015	March 27, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Diluted EPS (GAAP)	$0.44	$0.40	$0.47	$1.24	$1.20
Plus: Impact of income tax expense on diluted EPS	0.22	0.19	0.02	0.61	0.54
Less: Impact of income taxes paid, net of refunds	(0.04)	(0.03)	(0.04)	(0.08)	(0.11)
Diluted EPS at cash tax rates	$0.62	$0.56	$0.45	$1.77	$1.63
Impact of special items(1)	0.06	0.11	0.35	0.31	0.51
Diluted EPS before special items at cash tax rates	$0.68	$0.67	$0.80	$2.08	$2.14

(1)	Items presented at cash tax rates where applicable.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
EBITDA and Pre-SAC EBITDA Before Special Items

	For the Quarters Ended			For the Nine Months Ended
($ in millions)	June 26, 2015	March 27, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Net Income (GAAP)	$75	$68	$82	$215	$222
Interest expense, net	52	51	49	153	142
Income tax expense	37	32	3	105	101
Depreciation and intangible asset amortization	286	278	258	839	767
Amortization of deferred subscriber acquisition costs	36	35	33	105	98
Amortization of deferred subscriber acquisition revenue	(42)	(40)	(37)	(122)	(111)
EBITDA	$444	$424	$388	$1,295	$1,219
EBITDA Margin	49.4%	47.6%	45.7%	48.4%	48.3%

Restructuring and other, net	1	2	9	5	15
Acquisition and integration costs	2	—	2	3	3
Radio conversion costs	5	19	18	47	27
Non-recurring separation costs	—	—	1	—	10
Separation related other expense (income)(1)	(1)	(1)	34	(2)	35
EBITDA before special items	$451	$444	$452	$1,348	$1,309
EBITDA Margin before special items	50.2%	49.9%	53.2%	50.4%	51.8%

Subscriber acquisition cost expenses, net of related revenue	109	113	92	327	284
Pre-SAC EBITDA before special items	$560	$557	$544	$1,675	$1,593
Pre-SAC EBITDA Margin before special items	66.0%	66.1%	68.2%	66.2%	67.2%

Revenue (GAAP)	$898	$890	$849	$2,675	$2,525
Subscriber acquisition cost related revenue	(49)	(47)	(51)	(143)	(153)
Pre-SAC Revenue	$849	$843	$798	$2,532	$2,372

EBITDA before special items	$451	$444	$452	$1,348	$1,309
Effect of Protectron on EBITDA before special items	(14)	(15)	—	(41)	—
EBITDA before special items excluding Protectron	$437	$429	$452	$1,307	$1,309

Revenue (GAAP)	$898	$890	$849	$2,675	$2,525
Effect of Protectron on revenue	(33)	(35)	—	(104)	—
Revenue excluding Protectron	$865	$855	$849	$2,571	$2,525
EBITDA Margin before special items excluding Protectron	50.5%	50.2%	53.2%	50.8%	51.8%

(1)	Relates to the 2012 Tax Sharing Agreement among Tyco, ADT and Pentair.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
SSFCF Before Special Items

	For the Quarters Ended
($ in millions)	June 26, 2015	March 27, 2015	June 27, 2014
Last quarter, annualized pre-SAC EBITDA before special items	$2,240	$2,228	$2,176
SAC required to maintain recurring revenue(1)	(1,294)	(1,278)	(1,232)
Maintenance capital expenditures	(10)	(10)	(10)
SSFCF before special items	$936	$940	$934

(1)	SAC required to maintain recurring revenue is calculated as follows:

	For the Quarters Ended
($ in millions)	June 26, 2015	March 27, 2015	June 27, 2014
Last quarter average recurring revenue under contract for the period	$278	$276	$262
Trailing twelve month disconnects net of price escalation(2)	14.5%	14.2%	14.6%
Last quarter gross recurring revenue creation multiple(3)	32.1	32.6	32.2
SAC required to maintain recurring revenue	$1,294	$1,278	$1,232

(2)	Average trailing twelve month recurring revenue disconnected net of price escalations. Disconnects account for dealer chargebacks.

(3)	Gross creation cost includes amount held back from dealers for chargebacks.
Operating Cash Flow and FCF Before Special Items

	For the Quarters Ended			For the Nine Months Ended
($ in millions)	June 26, 2015	March 27, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Operating cash flow (GAAP)	$424	$387	$408	$1,180	$1,165
Restructuring and other, net	—	2	3	4	3
Acquisition and integration costs	1	—	1	3	2
Tax sharing costs received	—	—	(19)	—	(31)
Radio conversion costs	10	24	14	51	20
Non-recurring separation costs within cash from operating activities	—	—	3	—	14
Operating cash flow before special items	$435	$413	$410	$1,238	$1,173
Dealer generated customer accounts and bulk account purchases	(141)	(121)	(137)	(408)	(362)
Subscriber system assets	(169)	(175)	(163)	(521)	(488)
Capital expenditures	(26)	(18)	(23)	(76)	(56)
Non-recurring separation capital expenditures	—	—	11	11	20
FCF before special items	$99	$99	$98	$244	$287

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

Leverage Ratio

For the Twelve Months Ended
($ in millions)	June 26, 2015
Net Income (GAAP)	$297
Interest expense, net	203
Income tax expense	132
Depreciation and intangible asset amortization	1,112
Amortization of deferred subscriber acquisition costs	138
Amortization of deferred subscriber acquisition revenue	(162)
EBITDA	$1,720
Restructuring and other, net	7
Acquisition and integration costs	7
Radio conversion costs	64
Non-recurring separation costs	7
Separation related other income(1)	1
EBITDA before special items	$1,806
EBITDA Margin before special items	51.5%

Protectron adjustment to EBITDA before special items	1
Pro-forma EBITDA before special items	$1,807
Subscriber acquisition cost expenses, net of related revenue(2)	435
Pre-SAC EBITDA before special items	$2,242

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

(2)	Includes an immaterial adjustment for pro-forma Protectron.

($ in millions)	June 26, 2015
Current maturities of long-term debt	$5
Long-term debt	5,225
Total Debt	$5,230

EBITDA Leverage Ratio(3)	2.9
EBITDA Leverage Ratio including pro-forma Protectron(3)	2.9
Pre-SAC EBITDA Leverage Ratio(3)	2.3
(3) Leverage ratio is defined as the ratio of debt to trailing twelve month EBITDA before special items, trailing twelve month EBITDA or Pre-SAC EBITDA before special items including pro-forma Protectron.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

Revenue at Constant Currency

	For the Quarters Ended		For the Nine Months Ended
($ in millions)	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Recurring revenue as reported	$834	$785	$2,488	$2,333
Recurring revenue at constant currency(1)	$838	$785	$2,499	$2,333

Total revenue as reported	$898	$849	$2,675	$2,525
Total revenue at constant currency(1)	$902	$849	$2,687	$2,525

(1)	Constant currency revenue results are calculated by translating current period revenue, excluding Protectron, in local currency using the prior comparable period's currency conversion rate.

THE ADT CORPORATION
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

	For the Quarters Ended
	June 26, 2015	June 27, 2014	Change
Recurring customer revenue (in millions)	$834	$785	6.2%
Other revenue (in millions)	64	64	—%
Total revenue (in millions)	$898	$849	5.8%

Ending number of customers (in thousands)	6,625	6,313	4.9%
Gross customer additions (in thousands)	262	250	4.8%
Customer revenue attrition rate(1)	12.4%	13.9%	-150 bps
Customer unit attrition rate(2)	12.3%	13.5%	-120 bps
Average revenue per customer (dollars)(3)	$42.50	$42.20	0.7%

(1)
The customer revenue attrition rate is a 52-week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition, excluding contracts monitored but not owned and net of dealer charge-backs and re-sales, and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

(2)
The customer unit attrition rate is a 52-week trailing ratio, the numerator of which is the trailing twelve month residential and business customer sites canceled during the period due to attrition, excluding health services and contracts monitored but not owned and net of charge-backs and re-sales, and the denominator of which is the average of the customer base at the beginning of each month during the trailing twelve month period.

(3)
Average revenue per customer measures the average amount of recurring revenue per customer per month, excluding contracts monitored but not owned, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.